UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

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MatrixOne, Inc.

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This filing consists of a conference call script issued by Dassault Systemes regarding certain aspects of its planned merger pursuant to the Agreement and Plan of Merger entered into on March 2, 2006 among MatrixOne, Inc., Dassault Systemes Corp. and DS Newco Corp., a wholly owned subsidiary of Dassault Systemes Corp.

Dassault Systemes

Conference Call Script

March 2, 2006

Michele Katz

U.S. Investor Relations Executive, Dassault Systemes

Thank you for joining us today to discuss the proposed acquisition of MatrixOne by Dassault Systemes which we announced earlier today in a press release.

Participating on the conference call from Dassault Systemes are Bernard Charles, President and Chief Executive Officer and Thibault de Tersant, Executive Vice President and CFO of Dassault Systemes. Joining them is Mark O’Connell, the President and CEO of MatrixOne. Following formal remarks, we will open the call to your questions.

I would like to remind everyone that some of the comments we will make on this call, either as part of the prepared remarks or in response to questions, will contain forward-looking statements. Actual results of Dassault Systemes or MatrixOne could differ materially from those projected in the forward-looking statements. Information about the factors that could cause actual results to differ materially from forward-looking statements can be found in Item 3 of our Form 20-F and in today’s press release announcing the merger agreement.

In addition, some of the financial information related to projected impact, specifically the impact of the acquisition on our results in future periods, is given on a Non-GAAP basis. I would now like to turn the call over to Bernard Charles.

Bernard Charles, President and Chief Executive Officer, Dassault Systemes

Thank you, Michele.

Summary Introduction

I would like to welcome all of you to this conference call and thank you for taking the time to attend it on short notice. Our purpose for this call is to share the reasons behind our actions today. So, let’s get started.

We believe the potential combination of MatrixOne and Dassault Systemes presents a compelling value proposition for our combined customers, partners and employees.

The purchase price is $7.25 in cash per MatrixOne share, representing an equity value of 408 million US dollars and an aggregate value of 309 million US dollars.

Both Boards of Directors have approved the transaction. The closing is expected to be completed by the end of our second quarter in June, and is subject to the approval of MatrixOne’s shareholders as well as regulatory approvals and other customary conditions to closing.

Overview of Acquisition Rationale

There are several key reasons behind the decision of both companies to combine operations.

•

First and foremost, this acquisition will extend our reach, enabling us to bring the value of PLM to a significantly larger audience across a broader range of industries than either company could do currently on a stand-alone basis. Specifically, the combination will bring a unique market coverage to a number of industries, such as high tech, semiconductors, consumer packaged goods, apparel and life sciences/medical devices to name a few. Extending our reach, of course, is a two-way opportunity for us as a combined company since we will be able to cross-sell our solutions.

•	MatrixOne’s technologies are very complementary with Dassault Systemes’ highly integrated Version 5 PLM solutions. They have strong vertical industry applications and extremely good scalability which provides multi-enterprise and federation capabilities. Importantly, this strategic acquisition will further advance our roadmap to provide on-demand service-oriented solutions. Customers need to manage their product complexity, and they also need to manage their document workflow and users complexities across multi-enterprises. This acquisition will enable us to cover the entire spectrum of these customer requirements.

•	As a result of the very complementary nature of the acquisition there will be, following closing, an excellent fit among our software applications and therefore, I believe, significant benefits for ourcustomers and partners.

•	We will significantly broaden the range of systems integrator partners and expand domain expertise to help customers.

•	And finally, let me emphasize to you that the segment of the PLM market addressing collaborative business processes has good growth characteristics. Daratech sizes the market at 2.2 billion dollars in 2005 and is forecasting a compounded annual growth rate of about 20 percent through 2010. So clearly it makes sense to increase our resources in this market domain.

In summary, I believe that the combination of our strengths will enable us to offer the most advanced vision and most comprehensive offering in the marketplace. Our combined product portfolio will address a wide spectrum of customers’ product development requirements for companies across many industries.

Now let me turn the call over to Mark O’Connell, President and CEO of MatrixOne.

Mark O’Connell, President and CEO, MatrixOne

Thank you, Bernard. I would also like to welcome our analysts and shareholders to this joint conference call. For the benefit of Dassault Systemes’ financial analysts and holders, let me provide a brief picture of MatrixOne. We are a leading global provider of collaborative lifecycle software and services for the value chain™. We are well-known for the flexibility, scale and robustness of our technology and product solutions. Over 850 companies, representing hundreds of thousands of users, work with MatrixOne’s solutions. Among them are such companies as General Electric, Honda, Toshiba and IBM. Our largest industry vertical is high tech (and includes a strong presence in the semiconductor sector),represented in total 49% of our license revenues in Fiscal Year 2005. High tech customers include Alcatel, Celestica, IBM, as I mentioned, Intel, Nokia, Philips, Qualcomm, Siemens, Sony Ericsson, STMicroelectronics and

Texas Instruments. In consumer products, companies using our solutions include P&G, GAP, Johnson & Johnson and Adidas-Salomon. And in medical equipment, companies such as GE Healthcare and Lifescan use MatrixOne’s solutions.

Let me say, that on behalf of the nearly 500 MatrixOne employees, we are excited about the prospects of joining Dassault Systemes following completion of this transaction. We believe this merger provides a unique opportunity to take MatrixOne to the next level.

I, too, would like to emphasize Bernard’s comments that this combination will position us to leverage the distinct value both companies bring to the market. And it really is about our customers -— enabling them to harness the power of their global resources and their design chain to speed innovation to market. I will now turn the call over to Thibault for his remarks.

Thibault de Tersant, Executive Vice President and CFO, Dassault Systemes

Financial Aspects

From a financial perspective, the acquisition is expected to have a neutral impact on our Non-GAAP EPS in 2006 and is expected to be accretive to our Non-GAAP EPS in 2007. We anticipate a two percentage point impact for the second half of 2006 and a one percentage point negative impact on our full year 2006 and 2007 Non-GAAP operating margin with no further impact beyond 2007 following closing. In addition, we believe MatrixOne will help us accelerate our long-term revenue growth prospects.

Let me review some key figures with you. As we mentioned in the press release, for its most recent fiscal year ended July 2, 2005, MatrixOne reported total revenues of 124.1 million dollars. The split by revenue is approximately 70% software licenses and maintenance and 30% services. The company has a solid balance sheet, with a net cash position of about 99 million dollars at the end of its most recent quarter.

While MatrixOne is now operating at relatively close to break-even on a Non-GAAP basis, following several years of losses, we are confident, that working together after closing, we will be able to accelerate the pace of improvement, at both the top-line and bottom-line. We are targeting synergies of about 8 million dollars for 2006 and 25 million dollars for 2007 following completion of the acquisition. Potential areas of synergies include: MatrixOne’s corporate infrastructure expenses, particularly those related to being a public company; similarly we see the possibility of leveraging and benefiting from Dassault Systemes’ infrastructure and resources; and third we see the opportunity to increase utilization rates for MatrixOne’s services resources. We will update our financial objectives once the acquisition is completed. We anticipate closing by the end of the second quarter, subject to closing conditions as Bernard outlined. At that time we will provide you with updated financial information. Based upon our initial analysis, the deferred revenue write-down may approximate $20 million for the first twelve months following the completion of the proposed acquisition.

Summary

In summary, we believe this acquisition will bring significant benefits to Dassault Systemes. It will extend our reach, leverage the critical assets of both companies and prepare us well for on-demand PLM service-oriented solutions.

We would now be happy to respond to your questions.

# # #

Important Additional Information Will Be Filed with the SEC

MatrixOne plans to file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about MatrixOne, Dassault Systemes, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by MatrixOne and Dassault Systemes through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from MatrixOne by contacting Brian Norris, Vice President Investor Relations, MatrixOne, Inc. 210 Littleton Road, Westford, MA 01886.

MatrixOne and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. Information regarding MatrixOne’s directors and executive officers is contained in MatrixOne’s Annual Report on Form 10-K for the year ended July 2, 2005 and its proxy statement dated November 21, 2005 which are filed with the SEC. As of February 28, 2006, MatrixOne’s directors and executive officers beneficially owned approximately 950,435 shares, or 1.8%, of the outstanding shares of MatrixOne Common Stock.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the proposed transaction between Dassault Systemes and MatrixOne, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Dassault Systemes or MatrixOne managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability of Dassault Systemes to successfully integrate MatrixOne’s operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in MatrixOne’s Annual Report on Form 10-K for the year ended July 2, 2005 and its most recent quarterly report on Form 10-Q for the three and six months ended December 31, 2005 filed with the SEC. MatrixOne disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.